Exhibit 99.1

MEDIA RELEASE

American Campus Communities, Inc. Reports Fourth Quarter
and Year End 2010 Financial Results

AUSTIN, Texas--(BUSINESS WIRE)—February 15, 2011--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter and year ended December 31, 2010.

2010 Highlights

▪
Increased quarterly FFOM 33.2 percent to $30.9 million or $0.45 per fully diluted share compared to $23.2 million or $0.43 per fully diluted share in the fourth quarter prior year.  Increased 2010 full year FFOM 31.1 percent to $93.9 million or $1.58 per fully diluted share compared to $71.6 million or $1.42 per fully diluted share for the full year 2009.

▪	Increased same store wholly-owned net operating income ("NOI") by 5.4 percent over the fourth quarter 2009 and 6.6 percent over the year ended December 31, 2009.

▪	Increased same store wholly-owned occupancy to 98.4 percent as of December 31, 2010 compared to 96.0 percent for same date prior year.

▪	During the fourth quarter, acquired Jefferson 2nd Avenue, an 868-bed student housing community pedestrian to the University of Florida in Gainesville for a purchase price of $33.9 million.

▪	Commenced construction in December 2010 on an $87.8 million owned on-campus asset under the ACE® program at Portland State University containing 978 beds and scheduled to open in Fall 2012.

▪
Increased off-campus development pipeline with the acquisition and rezoning of land parcels in three markets targeted for construction commencement during 2011, bringing the total 2011 potential owned development pipeline to approximately $255 million.

▪
In 2010, acquired 17 properties containing 10,417 beds for a total acquisition value of approximately $414.2 million and commenced construction on four owned-development projects containing 3,314 beds totaling approximately $190.4 million.

▪	Increased third-party services revenue by 30.1 percent to $18.0 million in 2010 from $13.8 million in 2009.

▪
In 2010, completed construction and opened the final phase of the third-party Hampton Roads Military Housing project in Norfolk, VA, which brings total beds managed to 3,652 for single sailors serving in the United States Navy and represents a stabilized management fee of $1.6 million per year.

▪	Awarded four on-campus development projects at Illinois State University, Northern Illinois University, Princeton University, and the University of Wyoming.

▪
Raised $357.1 million in net proceeds from a public offering of 13,800,000 shares of common stock at a price of $27.00 per share on August 20, 2010, which includes 1,800,000 shares issued as a result of the underwriters' exercise of their over-allotment option in full at the closing.

Fourth Quarter Operating Results

Revenue for the 2010 fourth quarter totaled $98.1 million, up 20.4 percent from $81.5 million in the 2009 fourth quarter. Operating income for the quarter increased $3.6 million or 14.5 percent over the prior year fourth quarter, primarily due to the acquisition of 14 properties in September and November 2010 from two joint ventures with Fidelity in which we previously held a 10 percent interest.  Net income for the 2010 fourth quarter totaled $13.7 million, or $0.20 per fully diluted share, compared with a net loss of $2.0 million, or $0.04 per fully diluted share, for the same quarter in 2009. The increase in net income as compared to the prior year is primarily due to the increase in operating income discussed above, a gain on insurance settlement of $1.6 million recognized during the fourth quarter 2010 resulting from a fire that occurred at a wholly-owned property in April 2010, and a loss from disposition of real estate of $9.4 million recognized in the fourth quarter 2009.  FFO for the 2010 fourth quarter totaled $35.4 million, or $0.52 per fully diluted share, compared to $25.8 million, or $0.48 per fully diluted share, for the same quarter in 2009. FFOM for the 2010 fourth quarter was $30.9 million, or $0.45 per fully diluted share, compared to $23.2 million, or $0.43 per fully diluted share, for the same quarter in 2009. A reconciliation of FFO and FFOM to net income is shown on Table 3.

NOI for same store wholly-owned properties was $42.2 million in the quarter, up 5.4 percent from $40.0 million in the 2009 fourth quarter. Same store wholly-owned property revenues increased by 4.9 percent over the 2009 fourth quarter primarily due to increases in occupancy and average rental rates resulting from the improved lease-up for the 2010-2011 academic year.  The increase in same store wholly-owned operating expenses of 4.2 percent over the 2009 fourth quarter was primarily due to increases in utilities resulting from higher portfolio occupancy, the implementation of utility caps at four properties, and one-time general and administrative expenses associated with the relocation of the corporate office. NOI for the total wholly-owned property portfolio increased 23.1 percent to $50.0 million for the quarter from $40.2 million in the comparable period of 2009. For purposes of calculating property NOI, the company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

“In 2010, we delivered positive results across all aspects of our business, creating value in operations and through external growth,” said Bill Bayless, American Campus CEO.  “We achieved 98.4 percent same store occupancy, which led to 6.6 percent same store NOI growth when compared to the prior year. Additionally, under our diversified investment platform, we added 21 properties totaling approximately $604.6 million in acquisitions and owned on- and off-campus developments and acquired and successfully rezoned land parcels in three markets targeted for construction commencement during 2011. We look forward to continuing this momentum in the year ahead.”

Portfolio Update

As of February 11, 2011, the company’s same store wholly-owned portfolio was 54.0 percent applied for and 47.7 percent leased compared to 50.0 percent applied for and 45.0 percent leased for the same date prior year, with a 2.8 percent current rental rate increase projected over the in-place rent.

In December 2010, the company acquired Jefferson 2nd Avenue, located in walking distance to the University of Florida and downtown entertainment district in Gainesville, for a purchase price of $33.9 million.  The community contains 868 beds with a unit mix of one-bedroom/ one-bath, two bedroom/ two-bath and four-bedroom/ four-bath floor plans and a six-level structured parking garage with 776 spaces.  Amenities include a heated swimming pool, fitness center, game room, business center and retail space.  Currently, the property is 97.8 percent occupied and 83.7 percent preleased for the upcoming academic year.

During the fourth quarter, the company commenced construction on an $88 million owned on-campus student housing community on the downtown campus of Portland State University.  The 978-bed urban high-rise project is scheduled to open in Fall 2012 and is being developed under the company’s ACE program where the company invests its equity to own on-campus housing via a ground lease structure. The company will partially fund the project with a $57.5 million construction loan that has a 3-year initial maturity with two 2-year extension options. The 16-story high-rise building is ideally located on the south side of main campus in an urban infill location and is the main terminal for the city’s light rail public transportation system (TriMet). The project, designed to achieve LEED Silver Certification from the USGBC, will include an academic wing with classrooms, a lecture hall as well as over 5,000 square feet of commercial retail space.

In November, the company closed on the previously announced acquisition of the remaining three properties containing 1,728 beds owned in a joint venture with Fidelity in which the company held a 10 percent interest.  The total value of the three properties was $66.4 million with the company’s consideration for the additional 90 percent interest coming from approximately $17.8 million in cash and the assumption of $42.1 million in mortgage debt.

At-The-Market (ATM) Share Offering Program

During the year, the company sold 571,100 shares of common stock under the ATM program at a weighted average price of $28.49 per share for net proceeds of approximately $16.0 million. The sales occurred prior to the August equity offering and proceeds raised under the program were used to match fund the company's acquisition and development activity.

2011 Outlook

The company believes that the financial results for the fiscal year ending December 31, 2011 may be affected by, among other factors:

▪	national and regional economic trends and events;
▪	the timing of dispositions;
▪	interest rate risk;
▪	the timing of starts and completion of owned development projects;
▪	the ability of the company to be awarded and the timing of the commencement of construction of third-party development projects;
▪	university enrollment, funding and policy trends;
▪	the ability of the company to earn third-party development and management revenues;
▪	the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense;
▪	the ability of the company to integrate acquired properties; and
▪	the success of releasing the company’s owned properties for the 2011-2012 academic year.

Based upon these factors, management anticipates that fiscal year 2011 FFO will be in the range of $1.70 to $1.82 per fully diluted share and FFOM will be in the range of $1.64 to $1.76 per fully diluted share. All guidance is based on the current expectations and judgment of the company’s management team.

A reconciliation of the range provided for projected net income to projected FFO and FFOM for the fiscal year ending December 31, 2011, and assumptions utilized, is included in Table 4.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss fourth quarter and year end results and the 2011 outlook on Wednesday, February 16, 2011 at 11 a.m. EST (10:00 a.m. CST). To participate by telephone, call 866-510-0704 passcode 53602300 at least five minutes prior to the call.

To listen to the live broadcast, go to www.americancampus.com or www.earnings.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website.  A replay of the conference call will be available beginning two hours after the end of the call until February 23, 2011 by dialing 888-286-8010 or 617-801-6888 passcode 31223347. The replay also will be available for 30 days at www.americancampus.com and at www.earnings.com.  The call will also be available as a podcast on www.reitcafe.comwww.REITcafe.com and on the company’s website shortly after the call.

Non-GAAP Financial Measures

As defined by NAREIT, FFO represents income (loss) before allocation to minority interests (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

As noted above, FFO excludes GAAP historical cost depreciation and amortization of real estate and related assets because these GAAP items assume that the value of real estate diminishes over time. However, unlike the ownership of our owned off-campus properties, the unique features of our ownership interest in our on-campus participating properties cause the value of these properties to diminish over time. For example, since the ground leases under which we operate the participating properties require the reinvestment from operations of specified amounts for capital expenditures and for the repayment of debt while our interest in these properties terminates upon the repayment of the debt, such capital expenditures do not increase the value of the property to us and mortgage debt amortization only increases the equity of the ground lessor. Accordingly, when considering our FFO, we believe it is also a meaningful measure of our performance to modify FFO to exclude the operations of our on-campus participating properties and to consider their impact on performance by including only that portion of our revenues from those properties that are reflective of our share of net cash flow and the management fees that we receive, both of which increase and decrease with the operating measure of the properties, a measure we refer to as FFOM.

The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities, Inc. is one of the largest developers, owners and managers of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, and operational management of student housing properties. American Campus Communities owns 103 student housing properties containing approximately 64,000 beds. Including its owned, joint venture and third-party managed properties, ACC's total managed portfolio consists of 139 properties with approximately 89,100 beds. Visit www.americancampus.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates, management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	December 31, 2010	December 31, 2009
Assets	(unaudited)

Investments in real estate:
Wholly-owned properties, net	$2,433,844	$2,014,970
On-campus participating properties, net	62,486	65,690
Investments in real estate, net	2,496,330	2,080,660

Cash and cash equivalents	113,507	66,093
Restricted cash	26,764	29,899
Student contracts receivable, net	5,736	5,381
Other assets	51,147	52,948

Total assets	$2,693,484	$2,234,981

Liabilities and equity
Liabilities:
Secured mortgage, construction and bond debt	$1,144,103	$1,029,455
Senior secured term loan	100,000	100,000
Secured agency facility	101,000	94,000
Accounts payable and accrued expenses	34,771	26,543
Other liabilities	61,011	45,487
Total liabilities	1,440,885	1,295,485

Redeemable noncontrolling interests	34,704	36,722

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	667	521
Additional paid in capital	1,468,179	1,092,030
Accumulated earnings and dividends	(249,381)	(189,165)
Accumulated other comprehensive loss	(5,503)	(4,356)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	1,213,962	899,030
Noncontrolling interests	3,933	3,744
Total equity	1,217,895	902,774

Total liabilities and equity	$2,693,484	$2,234,981

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

Three Months Ended December 31,	Year Ended December 31,
2010	2009	2010	2009
Revenues:	(unaudited)	(unaudited)
Wholly-owned properties	$86,796	$70,093	$301,747	$267,294
On-campus participating properties	7,868	7,498	23,975	22,727
Third-party development services	1,044	1,317	9,302	5,015
Third-party management services	2,061	2,219	8,670	8,795
Resident services	366	382	1,297	1,115
Total revenues	98,135	81,509	344,991	304,946

Operating expenses:
Wholly-owned properties	37,612	30,230	143,037	130,147
On-campus participating properties	2,616	2,697	10,492	10,200
Third-party development and management services	4,132	2,621	12,781	11,250
General and administrative	2,476	2,711	11,561	1	10,955
Depreciation and amortization	21,971	17,654	77,234	74,554
Ground/facility leases	732	629	2,944	2,107
Total operating expenses	69,539	56,542	258,049	239,213

Operating income	28,596	24,967	86,942	65,733

Non-operating income and (expenses):
Interest income	112	19	187	118
Interest expense	(15,150)	(15,957)	(60,654)	(61,192)
Amortization of deferred financing costs	(1,190)	(1,042)	(4,485)	(3,435)
Income (loss) from unconsolidated joint ventures	111	(129)	(2,023)	(2,073)
Other nonoperating income	1,793	-	5,694	402
Total nonoperating income and (expenses)	(14,324)	(17,109)	(61,281)	(66,180)

Income (loss) before income taxes and discontinued operations	14,272	7,858	25,661	(447)
Income tax provision	(142)	(135)	(570)	(540)
Income (loss) from continuing operations	14,130	7,723	25,091	(987)

Discontinued operations:
Loss attributable to discontinued operations	-	(290)	(4,288)	(2,115)
Loss from disposition of real estate	-	(9,358)	(3,705)	(9,358)
Total discontinued operations	-	(9,648)	(7,993)	(11,473)

Net income (loss)	14,130	(1,925)	17,098	(12,460)
Net income attributable to noncontrolling interests	(404)	(78)	(888)	(380)

Net income (loss) attributable to American Campus Communities, Inc. and Subsidiaries	$13,726	$(2,003)	$16,210	$(12,840)
Net income (loss) per share attributable to American Campus Communities Inc. and Subsidiaries common stockholders:
Basic	$0.20	$(0.04)	$0.27	$(0.28)
Diluted	$0.20	$(0.04)	$0.26	$(0.28)
Weighted average common shares outstanding:
Basic	66,817,937	52,208,834	57,682,808	48,706,480
Diluted	68,365,860	52,671,868	59,338,227	48,706,480

1
General and administrative expenses for the year ended December 31, 2010 include $1.0 million of acquisition-related costs such as broker fees, due diligence costs and legal and accounting fees. Under previous accounting guidance, such costs would have been capitalized as part of the acquisition; however, under new accounting requirements, these costs are expensed in the period incurred.

Table 3
American Campus Communities, Inc. and Subsidiaries
Calculation of FFO and FFOM
(dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net income (loss) attributable to American Campus Communities, Inc. and Subsidiaries	$13,726	$(2,003)	$16,210	$(12,840)
Noncontrolling interests	404	78	888	380
Loss from disposition of real estate	-	9,358	3,705	9,358
(Income) loss from unconsolidated joint ventures	(111)	129	2,023	2,073
FFO from unconsolidated joint ventures 1	23	401	(1,195)	246
Real estate related depreciation and amortization	21,325	17,833	75,667	75,814

Funds from operations (“FFO”)	35,367	25,796	97,298	75,031

Elimination of operations of on-campus participating properties and unconsolidated joint venture:
Net income from on-campus participating properties	(2,367)	(1,905)	(1,809)	(1,319)
Amortization of investment in on-campus participating properties	(1,092)	(1,081)	(4,345)	(4,350)
FFO from Hampton Road unconsolidated joint venture2	-	(288)	160	(288)
	31,908	22,522	91,304	69,074

Modifications to reflect operational performance of on campus participating properties:
Our share of net cash flow 3	449	371	1,710	979
Management fees	363	333	1,086	1,042
Impact of on-campus participating properties	812	704	2,796	2,021
Gain on remeasurement of equity method investments 4	(197)	-	(4,098)	-
Elimination of provision for asset impairment – wholly- owned property 5	-	-	4,036	-
Elimination of provision for asset impairments- unconsolidated joint ventures 6	-	-	1,414	464
Gain on insurance settlement 7	(1,596)	-	(1,596)	-
Funds from operations-modified ("FFOM”)	$30,927	$23,226	$93,856	$71,559

FFO per share – diluted	$0.52	$0.48	$1.64	$1.49

FFOM per share – diluted	$0.45	$0.43	$1.58	$1.42

Weighted average common shares outstanding -diluted	68,480,823	53,979,151	59,453,190	50,451,767

1
Represents our share of the FFO from three joint ventures in which we are or were a minority partner.  Includes the Hampton Roads Military Housing joint venture in which we have a minimal economic interest as well as our 10% noncontrolling interest in two joint ventures (the “Fidelity Joint Ventures”) formed or assumed as part of the company's acquisition of GMH. In September and November 2010, we purchased Fidelity’s 90% interest in 14 joint venture properties. Subsequent to the acquisition, the 14 properties are now wholly-owned and are consolidated by the company. One property was not acquired and will continue to be owned by one of the Fidelity Joint Ventures.

2
Our share of the FFO from the Hampton Roads Military Housing unconsolidated joint venture is excluded from the calculation of FFOM, as management believes this amount does not accurately reflect the company's participation in the economics of the transaction.

3
50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment principal) and capital expenditures. Represents actual cash received for the year-to-date periods and amounts accrued for the interim periods.

4
Represents non-cash gains recorded to remeasure the company’s equity method investments in the Fidelity Joint Ventures to fair value as a result of the company purchasing Fidelity’s 90% interest in 14 properties previously owned through the joint ventures in September and November 2010.

5
Represents an impairment charge recorded during the three months ended March 31, 2010 for Campus Walk – Oxford, a property that was sold in April 2010.  Although impairment charges are included in the calculation of net income (loss) and FFO, the company excludes such charges from FFOM because it believes the inclusion of such charges is inconsistent with the treatment of gains and losses on the disposition of real estate, which are not included in FFO.  Additionally, the company believes that excluding impairment charges from FFOM more appropriately presents the operating performance of the company’s real estate investments on a comparative basis.

6	Represents our share of impairment charges recorded during the periods presented for properties owned through our unconsolidated Fidelity Joint Ventures.

7	Represents a gain on insurance settlement related to significant property damage resulting from a fire that occurred at one of our wholly-owned properties in April 2010.

Table 4
American Campus Communities, Inc. and Subsidiaries
2011 Outlook1
(unaudited, dollars in thousands, except per share data)

	Low	High
Net income	$35,500	$42,600
Noncontrolling interests	800	1,000
Depreciation and amortization	80,500	81,200
Funds from operations (“FFO”)	116,800	124,800

Elimination of operations from on-campus participating properties	(6,400)	(6,600)

Modifications to reflect operational performance of on-campus participating properties	2,600	3,000
Funds from operations – modified (“FFOM”)	$113,000	$121,200

Weighted average common shares outstanding – diluted	68,700,000	68,700,000

Net income per share – diluted	$0.52	$0.62

FFO per share – diluted	$1.70	$1.82

FFOM per share – diluted	$1.64	$1.76

1
Assumes: (1) the company will achieve property level net operating income of $181.8 million to $188.1 million; (2) property dispositions of $82 million to $117 million; (3) no property acquisitions; (4) the company will generate third-party development and management services revenues from $12.4 million to $14.3 million; and (5) the Illinois State University, Northern Illinois University and CUNY-Staten Island third-party development projects will commence construction during 2011.

CONTACT: American Campus Communities, Inc., Austin

Gina Cowart, 512-732-1000